Exhibit 99.3
Vector Tobacco Inc. and
Subsidiaries
Consolidated Financial Statements
As of December 31, 2008 and 2007
and for each of the three years
ended December 31, 2008, 2007 and 2006

Vector Tobacco Inc. and Subsidiaries
Index
December 31, 2008 and 2007

Page(s)
Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements

Consolidated Balance Sheets	2–3

Consolidated Statements of Operations	4

Consolidated Statements of Stockholder’s Equity (Deficit)	5

Consolidated Statements of Cash Flows	6–7

Notes to Consolidated Financial Statements	8–27

Consolidated Financial Statement Schedule

Schedule II — Valuation and Qualifying Accounts	28

Report of Independent Registered Public Accounting Firm
To the Board of Directors and the
Stockholder of Vector Tobacco Inc.:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Vector Tobacco Inc. and its subsidiaries (the “Company”), a wholly-owned subsidiary of Vector Group Ltd., at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit and other post retirement plans in 2006 and 2008 and the manner in which it accounts for uncertain tax positions in 2007.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 2, 2009

Vector Tobacco Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2008 and 2007

(in thousands of dollars)	2008	2007
Assets
Current assets
Cash and cash equivalents	$178	$2,654
Accounts receivable — trade, less allowances of $15 and $13, respectively	436	387
Inventories, net	4,810	4,830
Other current assets	209	137

Total current assets	5,633	8,008

Property, plant and equipment, net	72	100
Intangible asset	107,511	107,511
Other assets	817	604

Total assets	$114,033	$116,223

The accompanying notes are an integral part of these consolidated financial statements.

Vector Tobacco Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2008 and 2007

(in thousands of dollars, except share amounts)	2008	2007
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable — trade	$8	$6
Due to related parties	5,652	6,320
Accrued promotional expenses	590	649
Estimated allowance for sales returns	1,000	1,100
Settlement accruals	2,091	260
Other	942	1,706

Total current liabilities	10,283	10,041

Non-current employee benefits	870	614
Due to related parties	454	—
Deferred income taxes	19,122	16,266
Other long-term liabilities	1,878	1,771

Total liabilities	32,607	28,692

Commitments and contingencies (Note 13)

Stockholder’s equity
Common stock ($1 par value per share; 1,000 shares authorized; 100 shares issued and outstanding)	—	—
Additional paid-in capital	393,667	415,067
Accumulated other comprehensive income	321	312
Accumulated deficit	(312,562)	(327,848)

Total stockholder’s equity	81,426	87,531

Total liabilities and stockholder’s equity	$114,033	$116,223

The accompanying notes are an integral part of these consolidated financial statements.

Vector Tobacco Inc. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2008, 2007, and 2006

(in thousands of dollars)	2008	2007	2006
Revenues *	$70,652	$72,296	$72,017

Expenses
Cost of goods sold	43,455	44,757	48,486
Operating, selling, administrative and general expenses	6,499	6,884	6,297
Management fees paid to Vector Group Ltd.	500	500	426
Restructuring and impairment charges, changes in estimate	(18)	(83)	1,760
Research and development	2,960	4,240	6,739

Operating income	17,256	15,998	8,309

Other income (expense)
Interest income	105	72	—
Interest expense	(39)	(5,704)	(12,375)

Income (loss) before income taxes	17,322	10,366	(4,066)

Income tax provision	(1,983)	(2,855)	(2,855)

Net income (loss)	$15,339	$7,511	$(6,921)

*	Revenues and cost of goods sold include excise taxes of $22,212, $23,681, and $25,621 for the years ended December 31, 2008, 2007, and 2006, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

Vector Tobacco Inc. and Subsidiaries
Consolidated Statements of Stockholder’s Equity (Deficit)
Years Ended December 31, 2008, 2007, and 2006

					Accumulated
				Additional	Other		Total
	Common Stock			Paid-In	Comprehensive	Accumulated	Stockholder’s
(in thousands of dollars, except share data)	Shares		Amount	Capital	Income	Deficit	Equity (Deficit)
Balance at January 1, 2006	100		$—	$280,539	$118	$(328,438)	$(47,781)

Amortization of deferred compensation	—		—	132	—	—	132

Accumulated other comprehensive income	—		—	—	185	—	185
Net loss	—		—	—	—	(6,921)	(6,921)

Balance as of December 31, 2006	100		—	280,671	303	(335,359)	(54,385)

Capital contributions	—		—	144,396	—	—	144,396

Accumulated other comprehensive income	—		—	—	9	—	9

Distributions	—		—	(10,000)	—	—	(10,000)
Net income	—		—	—	—	7,511	7,511

Balance as of December 31, 2007	100	*	—	415,067	312	(327,848)	87,531

Net income	—		—	—	—	15,339	15,339
SFAS No. 158 Pension Adjustments, measurement date	—		—	—	—	(53)	(53)

Accumulated other comprehensive income	—		—	—	9	—	9

							(44)

Total comprehensive income	—		—	—	—	—	15,295

Distributions	—		—	(21,400)	—	—	(21,400)

Balance as of December 31, 2008	100	*	$—	$393,667	$321	$312,562	$81,426

*	Stock pledged as collateral for Vector Tobacco’s guarantee of the Parent Company’s debt. See Note 1
The accompanying notes are an integral part of these consolidated financial statements

Vector Tobacco Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007, and 2006

(in thousands of dollars)	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$15,339	$7,511	$(6,921)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	39	55	254
Deferred taxes	2,856	2,855	2,855
Non-cash stock-based compensation	—	—	132
Net gain on disposal of equipment	(50)	—	—
Non-cash interest expense	—	1,627	10,096
Restructuring and impairment charges, changes in estimates	(18)	(83)	2,650
Cash payments on restructuring liabilities	(66)	(694)	—
Changes in assets and liabilities
Accounts receivable	(49)	352	317
Inventories	20	4,271	(3,863)
Other assets	(84)	(22)	125
Accounts payable	2	(9)	(177)
Due to/from related parties	(214)	1,080	1,858
Accrued expenses	992	(6,103)	3,044
Change in book overdraft	—	(5)	(29)
Employee benefits	212	182	172
Other long-term liabilities	107	1,311	37

Net cash provided by operating activities	19,086	12,328	10,550

Cash flows from investing activities
Capital expenditures	(4)	(58)	(31)
Proceeds from sales of equipment	50	—	—
Increase in restricted assets	—	—	(8)
Increase in cash surrender value of life insurance policies	(208)	(195)	(122)

Net cash used in investing activities	(162)	(253)	(161)

Cash flows from financing activities
Repayments of notes payable	—	(4,000)	(5,825)
Distributions	(21,400)	(10,000)	—

Net cash used in financing activities	(21,400)	(14,000)	(5,825)

Net (decrease) increase in cash and cash equivalents	(2,476)	(1,925)	4,564

Cash and cash equivalents
Beginning of period	2,654	4,579	15

End of period	$178	$2,654	$4,579

The accompanying notes are an integral part of these consolidated financial statements.

Vector Tobacco Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007, and 2006
(in thousands of dollars)
Supplemental schedule of non-cash investing and financing activities
•	Vector Tobacco recorded $9 and $9, in other accumulated comprehensive income during 2008 and 2007, respectively, in relation to certain pension plans.

•	Vector Tobacco recorded non-cash capital contributions from VGR Holdings in the amount of $109,396 during the year ended December 31, 2007 to retire the revolving credit facility balance.

•	Vector Tobacco recorded a non-cash capital contribution from VGR Holdings in the amount of $35,000 during the year ended December 31, 2007 for the payment of the Medallion note on behalf of Vector Tobacco.
The accompanying notes are an integral part of these consolidated financial statements.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
1. Basis of Presentation
Vector Tobacco Inc. (“Vector Tobacco” or “the Company”), is a wholly-owned subsidiary of VGR Holding LLC (“VGR”), which in turn is wholly owned by Vector Group Ltd. (“Vector”). The Company is engaged in the development and marketing of low nicotine and nicotine-free cigarette products, the development of reduced risk cigarette products, and the manufacturing and sale of other discount cigarettes principally in the United States. Certain management and administrative functions are performed by affiliates (See Note 15 and 16).
Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented. Amounts due to and receivable from Vector, including related party debt, are shown separately on the balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.
Liggett Vector Brands Inc. (“Liggett Vector Brands”), a company affiliated through common ownership, coordinates and executes the sales, marketing, administration and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Vector Tobacco.
Liggett Group LLC (“Liggett”), an affiliate of Vector Tobacco, manufactures all of Vector Tobacco’s cigarette brands under contract at Liggett’s Mebane, North Carolina manufacturing facility.
Vector and VGR are holding companies and as a result do not have any operating activities that generate revenues or cash flows. Accordingly, Vector relies on distributions from VGR and its other subsidiaries and investments and VGR relies on distributions from its other subsidiaries, including Vector Tobacco, in order to fund its operations and meet its obligations. Vector has certain debt outstanding which will require interest and principal payments over the terms of such debt. Interest and principal to service the debt is expected to be funded by Vector’s cash and cash equivalents, investments, the operations of Vector’s subsidiaries, including Vector Tobacco, and proceeds, if any, from Vector’s future financings. During 2008 and 2007 Vector Tobacco made distributions of $21,400 and $10,000 respectively, to VGR.
11% Senior Secured Notes due 2015
In August 2007, Vector sold $165,000 of its 11% Senior Secured Notes due 2015 (the “Senior Secured Notes”) in a private offering to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933. Vector intends to use the net proceeds of the issuance for general corporate purposes which may include working capital requirements, the financing of capital expenditures, future acquisitions, the repayment or refinancing of outstanding indebtedness, payment of dividends and distributions and the repurchase of all or any part of its outstanding debt obligations.
The Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis by all of the wholly-owned domestic subsidiaries of Vector that are engaged in the conduct of the Vector’s cigarette businesses, including Vector Tobacco. Vector Tobacco’s stock has been pledged as collateral for the guarantee of the Senior Secured Notes. Vector Tobacco’s consolidated balance sheet, statement of operations and statement of stockholder’s equity (deficit) as of December 31, 2008 do not reflect any accounts related to these notes as the debt is not acquisition related.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
The Senior Secured Notes are due with a lump sum payment of $165,000 in 2015. Annual interest charges are estimated to be approximately $18,000 throughout the term of the debt. Vector Tobacco’s cash flows from operations may be utilized to fund the interest and debt obligation of the Senior Secured Notes via dividend payments by Vector Tobacco to Vector.
Additional Parent Company Notes
As of December 31, 2008, VGR has debt with a principal amount of approximately $222,000 in addition to the Senior Secured Notes of $165,000 previously discussed. This $222,000 is not reflected in Vector Tobacco’s consolidated financial statements as these obligations are not collateralized by Vector Tobacco assets nor has Vector Tobacco guaranteed these obligations.
General Corporate Expenses
General corporate expense allocations represent costs related to corporate functions such as executive oversight, risk management, accounting, legal, investor relations, tax, other services and employee benefits and incentives Vector provides to the Company. The allocations are based on a reasonable estimation of Vector’s overhead expenses based on the relative specific identification and the relative percentage of the Company’s revenues and headcount to Vector’s total cost. All of these allocations are reflected in fees paid to Vector Group Ltd. of $500 in the Company’s consolidated statements of operations for each of the years ended December 31, 2008, 2007, and 2006.
The Company and Vector considered these general corporate expense allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company. Actual costs which may have been incurred if the Company had been a stand-alone company in 2006, 2007 and 2008 would depend on a number of factors, including how the Company chose to organize itself, what if any functions were outsourced or performed by Company employees and strategic decisions made in areas such as infrastructure. However, the Company currently does not believe the difference between the cost allocations from Vector and the costs the Company would have incurred on a stand-alone basis would have a material impact on the Company’s statements of operations, balance sheets or statements of cash flows for 2006, 2007, and 2008.
Background
In January 2003, Vector Tobacco introduced QUEST, the Company’s brand of low nicotine and nicotine-free cigarette products. QUEST brand cigarettes are currently marketed as premium cigarettes to permit adult smokers, who wish to continue smoking, to gradually reduce their intake of nicotine. The products are not labeled or advertised for smoking cessation and Vector Tobacco makes no claims that QUEST is safer than other cigarette products.
Vector Tobacco is also engaged in the sale of conventional cigarettes through their USA, Silver Eagle, Eagle and Meridian brands.
Recent Developments
In February 2009 Vector Tobacco settled an outstanding patent interference suit with North Carolina State University (“NCSU”). Under the terms of the settlement, Vector Tobacco will receive $100 within 30 days of the execution of the agreement plus a further $150 on or before July 1, 2009 contingent upon receipt of written adjudication from the USPTO relating to the judgment in the interference and a further $75 when the assignment of certain patents and patent applications to NCSU have been completed. No income from the settlement has been recognized in 2008 and the patents have a book value of $0 at December 31, 2008.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
2. Summary of Significant Accounting Policies
Principles of Consolidation
These consolidated financial statements include the accounts of Vector Tobacco and its wholly-owned subsidiaries; Vector Tobacco Limited (Bermuda), VT Roxboro LLC, and VT Real Estate Limited as well as the accounts of Vector Research Inc., an affiliated entity performing research for developing low nicotine and nicotine-free cigarette and reduced risk tobacco products. Vector Tobacco has consolidated Vector Research Inc. under the provisions of FIN 46 “Consolidation of Variable Interest Entities”. The consolidated financial statements exclude VT Aviation LLC as Vector consolidates this entity as its primary beneficiary. In 2006, VT Roxboro LLC was merged into VT Real Estate Limited. In 2007, VT Real Estate Limited was dissolved. In 2008, Vector Tobacco Limited (Bermuda) was dissolved.
Estimates and Assumptions
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of December 31, 2008, and 2007, and the reported amounts of revenues and expenses for the years ended December 31, 2008, 2007, and 2006. Significant estimates subject to material changes in the near term include restructuring and impairment charges, promotional accruals, inventory reserves, allowances for doubtful accounts and allowances for sales returns, Master Settlement Agreement (“MSA”) liabilities and litigation and defense costs. Actual results could differ from those estimates.
Cash and Cash Equivalents
The carrying value of cash and cash equivalents, restricted assets and short-term loans approximate their fair value. Management considers cash and cash equivalents to include cash on hand, amounts on deposit in banks, and highly liquid investments with maturity dates when purchased of three months or less. Bank deposits are held in several financial institutions. Those financial institutions are each insured by the Federal Deposit Insurance Corporation (“FDIC”) for deposits up to $250 and $100 in each bank account at December 31, 2008 and 2007 respectively. The carrying amount of bank deposits, including amounts classified as cash and cash equivalents, were approximately $178 and $2,654 at December 31, 2008, and 2007 respectively. Bank deposits of approximately $178 and $100 at December 31, 2008 and 2007, respectively, are insured by the FDIC.
Accounts Receivable
Accounts receivable-trade is recorded at their net realizable value. The allowance for doubtful accounts and cash discounts was $15 and $13 at December 31, 2008 and 2007, respectively.
Inventories
Inventories are valued at the lower of cost or market with cost determined using the first-in, first-out (“FIFO”) method. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for aging, they are included in current assets, which is common practice in the cigarette industry. It is not practicable to determine the amount that will not be used or sold within one year.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
The Company estimates an inventory reserve for excess quantities and obsolete items based on specific identification and historical write-offs, taking into account future demand and market conditions. During the fourth quarter of 2006, the Company recognized a non-cash charge of $890 to adjust the carrying value of the remaining excess inventory.
Property, Plant and Equipment
Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets which are three to fifteen years for machinery and equipment. Leasehold improvements are amortized over the term of the respective lease or the estimated useful life of improvements whichever is shorter.
Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.
Under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company is required to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment against their related future undiscounted cash flows. If the carrying value exceeds such cash flows, then impairment is deemed to exist. The amount of any impairment is determined by comparing the long-lived assets’ carrying value against its fair value, which is determined using discounted future cash flows.
Intangible Asset
The Company is required to conduct an annual review of intangible assets for potential impairment including the intangible asset of $107,511, which is not subject to amortization due to its indefinite useful life. This intangible asset relates to the exemption of Medallion, acquired in April 2002, under the MSA agreement, which states payments under the MSA continue in perpetuity. (See Note 6) As a result, the Company believes it will realize the benefit of the exemption for the foreseeable future.
Other intangible assets, included in other assets, consisting of trademarks are amortized using the straight-line method over 10 years and had a net book value of $46 and $53 at December 31, 2008 and 2007, respectively. The amortization expense related to the intangible assets was $7, $7, and $110 in 2008, 2007, and 2006, respectively. In connection with the December 2006 restructuring of Vector Research, the Company recorded an impairment charge of approximately $650 related to a patent, which is included as a component of “Restructuring and impairment charges” in the Company’s consolidated statement of operations for the year ended December 31, 2006.
Other Assets
Other current assets of $209 and $137 as of December 31, 2008 and 2007, respectively, are primarily pre-paid items including insurance.
Other non-current assets of $817 and $604 as of December 31, 2008 and 2007, respectively, are primarily related to the cash surrender value of certain life insurance policies.
Revenue Recognition
Revenues from sales are recognized upon shipment of finished goods when title and risk of loss have passed to the customer, there is pervasive evidence of an arrangement, the sales price is determinable

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
and collectibility is reasonably assured. The Company provides for expected sales returns. Certain sales incentives, including buydowns, are classified as reductions of net sales in accordance with the FASB’s Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In accordance with EITF Issue No. 06-3, “How Sales Taxes Should be Presented in the Income Statement (Gross versus Net)”, the Company’s accounting policy is to include federal excise taxes in revenues and cost of goods sold. Such revenues and cost of goods sold totaled $22,212, $23,681, and $25,621 for the years ended December 31, 2008, 2007, and 2006, respectively. Since the Company’s primary line of business is tobacco, the Company’s financial position and its results of operations and cash flows have been and could continue to be materially adversely affected by significant unit sales volume declines, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.
Shipping and Handling Fees and Costs
Shipping and handling fees related to sales transactions are not billed to customers nor recorded as sales revenue. Shipping and handling costs, which were $595, $634, and $687 in 2008, 2007, and 2006, respectively, are recorded as selling, general and administrative expenses.
Advertising Costs
Advertising costs are expensed as incurred and were $24, $35, and $14 for the years ended December 31, 2008, 2007 and 2006, respectively and are recorded as selling, general and administrative expenses.
Research and Development Costs
Research and development costs are expensed as incurred and were $2,960, $4,240, and $6,739 in 2008, 2007, and 2006, respectively. The decline in expense from 2007 compared to 2006 related primarily to the discontinuation of the genetics operation of Vector Research and the decline in expense from 2008 to 2007 related primarily to the decision not to pursue Quest as a smoking cessation device. (Note 16).
Stock-Based Compensation
Effective January 1, 2006, Vector Tobacco through an affiliate accounted for employee stock compensation plans under SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”), which requires companies to measure compensation cost for share-based payments at fair value.
Employee Benefits
As of December 31, 2008, Vector Tobacco has no employees. Employees of Liggett Vector Brands, an affiliate, perform services for Vector Tobacco and associated expenses, including benefits, of such employees are allocated to Vector Tobacco. A senior executive of Liggett Vector Brands who provides services to Vector Tobacco participates in the Supplemental Executive Retirement Plan (“SERP”) sponsored by Vector and such expenses are allocated from Vector to Vector Tobacco.
The cost of providing retiree pension benefits, health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group. On September 29, 2006, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” was issued. SFAS No. 158 requires, among other things, the recognition of the funded status of each defined benefit pension plan, retiree health care and other postretirement benefit plans and postemployment benefit plans on the balance sheet. The Company adopted SFAS No. 158 as of December 31, 2006 and, in accordance with SFAS No. 158, changed its measurement date for the funded status of the plans from September 30 to December 31, 2008.
Income Taxes
The Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)”, on January 1, 2007. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 requires that a liability created for unrecognized deferred tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
Deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that future taxable income will be insufficient to realize some portion or all of the deferred tax assets.
Vector Tobacco’s U.S. income tax provision and related deferred income tax amounts are determined as if the Company filed tax returns on a stand-alone basis. The Company’s entities currently join in the filing of a consolidated U.S. tax return with Vector and its other U.S. subsidiaries.
Although the provisions of SFAS No. 142, “Goodwill and Other Intangibles” (“SFAS 142”) stipulate that indefinite-lived intangible assets and goodwill are not amortized, the Company is required under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), to recognize deferred tax liabilities and assets for temporary differences related to its indefinite-lived intangible asset and the tax-deductible portion of such assets. Because indefinite-lived intangible assets are not amortized for financial reporting purposes under SFAS 142, the related deferred tax liability will not reverse until some indeterminate future period should the assets become impaired or are disposed of. Therefore, the reversal of deferred tax liability related to the Medallion intangible asset is no longer considered a source of future taxable income in assessing the realization of deferred tax assets. As a result, the Company is required to record a deferred tax asset valuation allowance totaling approximately $135,000 and $139,000 as of December 31, 2008 and 2007, respectively.
Legal Costs
The Company records product liability legal expenses and other litigation costs as selling, general and administrative expenses as those costs are incurred.
The Company records provisions in its consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Management is unable to make a reasonable estimate with respect to the amount or range of loss that could result from an unfavorable outcome of pending smoking-related litigation or the costs of defending such cases, and no amounts have been provided in the Company’s consolidated financial statements for unfavorable outcomes, if any. Litigation is subject to many uncertainties, and it is possible that the Company’s consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such smoking-related litigation.
Distributions and Dividends on Common Stock
The Company records distributions on its common stock as dividends in its consolidated statement of stockholder’s equity (deficit) to the extent of retained earnings. Any amounts exceeding retained earnings are recorded as a reduction to additional paid-in-capital.
Comprehensive Income
Other comprehensive income is a component of stockholder’s equity (deficit) and relates to pension related adjustments.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
The components of accumulated other comprehensive income, were as follows at December 31:

(in thousands of dollars)	2008	2007
Pension related amounts	$321	$312
Fair Value of Financial Instruments
The carrying amount of borrowings outstanding under the variable rate revolving credit facility and other long-term debt is a reasonable estimate of fair value, based upon estimated current borrowing rates for loans with similar terms and maturities. The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

	December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$178	$178	$2,654	$2,654
New Accounting Pronouncements
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided the entity also elects to apply the provisions of SFAS No. 157. The Company has not elected to use the fair value option.
In December 2007, the FASB issued SFAS No. 141(R), a revised version of SFAS No. 141, “Business Combinations.” The revision is intended to simplify existing guidance and converge rulemaking under U.S. Generally Accepted Accounting Principles (“GAAP”) with international accounting rules. This statement applies prospectively to business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The new standard also converges financial reporting under U.S. GAAP with international accounting rules. The Company will adopt SFAS No. 141(R) on its consolidated financial statements for acquisitions, if any, occurring after December 31, 2008.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133.” SFAS No. 161 seeks qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in hedged positions. SFAS No. 161 also seeks enhanced disclosure around derivative instruments in financial statements, accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and how hedges affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the Company as of January 1, 2009 and the Company does not expect the adoption of SFAS No. 161 to have a material impact on its consolidated results of operations, financial position or cash flows.
In October 2008, the FASB issued FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, which addresses the application of SFAS 157 for illiquid

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
financial instruments. FSP SFAS 157-3 clarifies that approaches to determining fair value other than the market approach may be appropriate when the market for a financial asset is not active.
3. Medallion
On April 1, 2002, an indirect wholly owned subsidiary of Vector acquired the stock of Medallion and certain related assets from Medallion’s principal stockholder. The total purchase price consisted of $50,000 in cash and $60,000 in promissory notes, which were guaranteed by Vector and Liggett. Subsequently, and on the same day, the acquiring Vector subsidiary and Vector Tobacco were merged into Medallion, and Medallion was renamed Vector Tobacco Inc. As a result of the aforementioned transactions, Vector Tobacco became the obligor for $60,000 of promissory notes. (See Note 8). Vector made the final acquisition payment of $35,000 on April 2, 2007 on behalf of Vector Tobacco. The Company has accounted for the Vector payment of $35,000 as a capital contribution during 2007.
Medallion, formerly a discount cigarette manufacturer headquartered in Richmond, Virginia, is a participant in the MSA agreement between the state Attorneys General and the tobacco industry. Medallion has no payment obligations under the MSA agreement except to the extent its market share exceeds approximately 0.28% of total cigarettes sold in the United States (approximately 1.0 billion cigarettes in 2008).
4. Inventories
Inventories consist of the following at December 31:

	2008	2007
Leaf tobacco	$628	$122
Work-in-process	3	61
Finished goods	4,179	4,647

Total inventories, net	$4,810	$4,830

Leaf tobacco at December 31, 2008 includes costs related to tobacco purchased by the Company from third party tobacco dealers and tobacco grown under contract with independent farmers. There were no leaf tobacco purchase commitments at Vector Tobacco as of December 31, 2008.
There was no genetically modified tobacco included in the Company’s leaf tobacco inventory as of December 31, 2008. In connection with the Company’s decision in November 2006 to discontinue the genetics operation of Vector Research and not pursue, at this time, FDA approval of QUEST as a smoking cessation aide, the Company recognized a non-cash charge of $890 to adjust the carrying value of excess genetically modified QUEST leaf tobacco inventory in 2006. The charge was recorded in cost of goods sold for the year ended December 31, 2006.

The Company classifies the prepaid cost of the MSA in ending inventory. The prepaid cost of MSA was $1,874 and $961 at December 31, 2008 and 2007, respectively.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
Since January 1, 2004 all of Vector Tobacco’s products have been manufactured under a contract manufacturing agreement by Liggett at Liggett’s manufacturing facility in Mebane, North Carolina. (See Note 15).
5. Property, Plant and Equipment
Property, plant and equipment consist of the following at December 31:

	2008	2007
Buildings and improvements	$47	$47
Machinery and equipment	1,712	2,017

Property, plant and equipment	1,759	2,064
Less accumulated depreciation	(1,687)	(1,964)

Property, plant and equipment, net	$72	$100

Depreciation expense was $32, $48, and $144 for the years ended December 31, 2008, 2007, and 2006, respectively. There were no commitments to purchase machinery and equipment at December 31, 2008.
6. Intangible Assets
Intangible assets consist of the following at December 31:

	2008	2007
Indefinite useful live intangible asset	$107,511	$107,511

In connection with the acquisition of Medallion, the Company allocated a portion of the total purchase price of $110,000 to Medallion’s exemption under the MSA agreement. (See Note 3). As provided in SFAS No. 142 “Goodwill and Intangible Assets”, which was adopted by the Company on January 1, 2002, this intangible asset was deemed to have an indefinite useful life and is tested for impairment annually or more frequently when indicators of impairment are present. The annual test was performed in the fourth quarter of 2008, 2007, and 2006, resulting in no impairment.
Other intangible assets, included in other assets, consist of trademarks which are amortized using the straight-line method over 10 years and had a net book value of $46 and $53 at December 31, 2008, and 2007, respectively. In connection with the December 2006 restructuring of Vector Research, the Company recorded an impairment charge of approximately $650, which is included as a component of “Restructuring and impairment charges” in the Company’s consolidated statement of operations for the year ended December 31, 2006. Amortization expense associated with trademarks and patents totaled $7 in 2008, $7 in 2007, and $110 (excluding impairment) in 2006. It is expected that amortization expense on existing trademark agreements will be $8 per year for the next five years.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
7. Revolving Demand Promissory Note – Parent
Vector Tobacco had a revolving demand promissory note with VGR and Vector. This credit facility, as amended, provided for borrowings up to $350,000. The principal amount was payable in full upon thirty days notice of demand. Interest accrued on the unpaid principal balance at the prime rate plus 1% and was added to the principal balance on the first day of each month. Accrued interest was payable upon any prepayment of the principal or upon demand. The loan was revolving and Vector Tobacco had the right to repay a portion of the loan from time to time and thereafter seek to borrow additional funds.
The Company had incurred interest expense of $5,127 and $10,096 in 2007 and 2006, respectively. During 2007, the Company made a $3,500 interest payment, and in 2007 and 2006 the Company incurred non-cash interest expense of $1,627 and $10,096, respectively, which increased the balance of the revolving demand promissory note due to parent.
In June 2007, Vector contributed its revolving demand promissory note (with an outstanding balance of $109,396) to Vector Tobacco by cancelling the note. The transaction was recorded as a capital contribution to the Company.
8. Long-Term Debt
Notes Payable for Medallion Acquisition
On April 1, 2002 as a result of the Medallion transaction described in Note 3, the Company became obligor on two promissory notes totaling $60,000. The first note for $25,000 bore interest at 9% and was paid off at a rate of $3,125 per quarter commencing June 30, 2002 and continuing through March 31, 2004. The second note for $35,000 bore interest at 6.5% payable semi-annually. The entire principal was retired on April 2, 2007.
9. Employee Benefit Plans
The Company’s portion of the 401(k) plan expenses sponsored by Liggett Vector Brands, for entities in the affiliate’s controlled group, were $71, $29, and $63 for the years ended December 31, 2008, 2007, and 2006, respectively.
Defined Benefit Retirement Plans

During 2008, 2007, and 2006, a certain senior executive of the Company also participated in the Supplemental Executive Retirement Plan (“SERP”) sponsored by Vector where the Company will pay supplemental retirement benefits to certain key employees. The Company expensed $212, $191, and $172 in relation to the SERP plan during 2008, 2007, and 2006.
10. Income Taxes
Vector Tobacco’s income tax provision and related deferred income tax amounts are determined as if the Company filed tax returns on a stand alone basis. The Company’s entities currently join in the filing of a consolidated tax return with Vector and its other subsidiaries.
Vector Tobacco’s operations are included in consolidated federal and state income tax returns of its indirect parent, Vector Group Ltd. At December 31, 2008 and 2007, the Company had $134,582 and $138,882 of unrecognized net deferred tax assets, comprised principally of net operating loss carryforwards, available to offset future taxable income for federal and state income tax purposes, respectively. A valuation allowance has been provided against these net deferred tax assets as it is

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
presently deemed more likely than not that the benefit of such net tax assets will not be utilized. The Company continues to evaluate the realizability of its net deferred tax assets and its estimate is subject to change. The reversal of deferred tax liabilities related to Medallion intangible asset are not considered a source of future taxable income in assessing the realization of deferred tax assets. As a result, the Company was required to record a deferred tax asset valuation allowance totaling approximately $19,122 and $16,266 during the year ended December 31, 2008 and 2007, respectively.
The Company’s parent, VGR, participates in a tax sharing agreement with Vector in which VGR remits tax payments to Vector based on the consolidated taxable income of VGR and its subsidiaries (the “VGR Group”). Under the tax sharing agreement, each member of the VGR Group whose tax liability is reduced by a net operating loss or credit of another member is treated as paying such member for the use of such benefit. However, the member providing such benefit does not receive credit until it is able to use the benefit on a separate company basis, rather than when the benefit is actually used by the VGR Group. Because Vector Tobacco could not use the benefit of its net operating losses on a separate company basis, VGR did not allocate tax benefits to Vector Tobacco as of December 31, 2008, 2007, and 2006. Consequently, no income tax benefit was recorded for the years ended December 31, 2008, 2007, and 2006.
Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

	2008		2007
	Deferred Tax		Deferred Tax
	Asset	Liability	Asset	Liability
Sales and product allowances	330	$—	$441	$—
Inventories	21	—	21	—
Property, plant and equipment	—	11	—	4
Compensation, benefits and related items	561	—	460	—
Amortization of intangibles	—	19,122	—	16,266
Restructuring	6	—	25	—
Settlement payments	—	1,535	—	1,848
Net operating losses	135,477	—	139,787	—
Valuation allowance	(134,849)	—	(138,882)	—
Reclassifications	(1,546)	(1,546)	(1,852)	(1,852)

Total deferred taxes	$—	$19,122	$—	$16,266

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rates for the years ended December 31, 2008, 2007, and 2006 are summarized as follows:

	2008	2007	2006
Income (loss) before income tax provision	$17,322	$10,366	$(4,066)

Federal income tax expense (benefit) at statutory rate	$6,063	$3,628	$(1,423)
Decreases resulting from:
State income tax provision (benefit) at statutory rate, net of federal income tax expense (benefit)	338	488	(192)
Other changes due to changes in deferred state income tax assets	(385)	(330)	(1,978)
Other, net	—	—	55
Change in valuation allowance, net	(4,033)	(931)	6,393

Total income tax provision	$1,983	$2,855	$2,855

As of January 1, 2007, the Company adopted the provisions of FIN 48 “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)”. The Company did not recognize any adjustment in the liability for unrecognized tax benefits as a result of the adoption of FIN 48 that impacted the January 1, 2007 accumulated deficit.
There were no unrecognized tax benefits as of or for the years ended December 31, 2008 and 2007, respectively. The Company classifies all tax-related interest and penalties as income tax expense.
11. Operating Leases
As of December 31, 2008, the Company has an operating lease with a minimum term of one year for building space and research laboratory space. The future minimum lease payments are as follows:

Lease
Year Ending December 31:	Commitments
2009	$222

Total	$222

In addition to the above scheduled future minimum lease payments, Vector Tobacco expects to receive approximately $300 in allocated rental expense over the next five years and thereafter from Liggett Vector Brands. (See Note 15).
Rental expense for the years ended December 31, 2008, 2007, and 2006 was $340, $349, and $934, respectively.
12. Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables and cash and cash equivalents.
Vector Tobacco’s customers are primarily candy and tobacco distributors, and large grocery, drug and convenience store chains. Three customers accounted for approximately 35%, 17% and 15%, respectively of gross sales in 2008. Three customers accounted for approximately 32%, 17% and

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
15%, respectively of gross sales in 2007. Three customers accounted for approximately 27%, 17% and 14%, respectively, of gross sales in 2006. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers comprising the Company’s customer base and the frequency of orders by these customers. Vector Tobacco’s largest single customer represented approximately 28% of net accounts receivable at December 31, 2008 and 48% at December 31, 2007. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management’s estimates.
The Company maintains cash deposits and money market accounts with major banks which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes that the risk of loss is minimal.
13. Contingencies
Smoking-Related Litigation
Overview
Since 1954, United States cigarette manufacturers have been named as defendants in numerous direct and third-party actions predicated on the theory that cigarette manufacturers should be liable for damages alleged to have been caused by cigarette smoking or by exposure to secondary smoke from cigarettes. Although, new cases continue to be commenced against certain cigarette manufacturers, including Vector Tobacco’s affiliate, Liggett, Vector Tobacco has not been named as a defendant in any such actions.
Master Settlement Agreement
In November 1998, Philip Morris Incorporated, Brown & Williamson Tobacco Corporation, R.J. Reynolds Tobacco Company and Lorillard Tobacco Company (collectively, the “Original Participating Manufacturers” or “OPMs”) (together with the OPMs and any other tobacco product manufacturer that becomes a signatory, the “Subsequent Participating Manufacturers” or “SPMs”), (the OPMs and SPMs are hereinafter referred to jointly as the “Participating Manufacturers”) entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas (collectively, the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of those Settling States. The MSA has received final judicial approval in each of the settling jurisdictions. In February 1999, Medallion (n/k/a Vector Tobacco) became a subsequent participating manufacturer under the MSA.
In the settling jurisdictions, the MSA released Vector Tobacco from:
•	all claims of the settling states and their respective political subdivisions and other recipients of state health care funds, relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•	all monetary claims of the settling states and their respective subdivisions and other recipients of state health care funds, relating to future conduct arising out of the use or exposure to, tobacco products that have been manufactured in the ordinary course of business.
The MSA restricts tobacco product advertising and marketing within the Settling States and otherwise restricts the activities of Participating Manufacturers. Among other things, the MSA prohibits the

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
targeting of youth in the advertising, promotion or marketing of tobacco products; bans the use of cartoon characters in all tobacco advertising and promotion; limits each Participating Manufacturer to one tobacco brand name sponsorship during any 12-month period; bans all outdoor advertising, with the exception of signs, 14 square feet or less, at retail establishments that sell tobacco products; prohibits payments for tobacco product placement in various media; bans gift offers based on the purchase of tobacco products without sufficient proof that the intended recipient is an adult; prohibits Participating Manufacturers from licensing third parties to advertise tobacco brand names in any manner prohibited under the MSA; prohibits Participating Manufacturers from using as a tobacco product brand name any nationally recognized non-tobacco brand or trade name or the names of sports teams, entertainment groups or individual celebrities.
The MSA also requires Participating Manufacturers to affirm corporate principles to comply with the MSA and to reduce underage usage of tobacco products and imposes requirements applicable to lobbying activities conducted on behalf of Participating Manufacturers.
Vector Tobacco has no payment obligations under the MSA except to the extent its market share exceeds a base amount of approximately 0.28% of total cigarettes sold in the United States (approximately 1.0 billion cigarettes in 2008). On April 15 of any year following a year in which Vector Tobacco’s market share exceeds its base share, Vector Tobacco will pay on each excess unit an amount equal (on a per-unit basis) to that due by the OPMs for that year, subject to applicable adjustments, offsets and reductions based upon, among other things, the volume of cigarettes sold by Vector Tobacco, its relative market share and inflation. Since relative market shares are based on cigarette shipments, the best estimate of the allocation of charges under the Master Settlement Agreement is recorded in cost of goods sold as the products are shipped. Adjustments are recorded in the period that the change becomes probable and the amount can be reasonably estimated. For the payment years, 2005 and 2006, (relating to Vector Tobacco’s 2004 and 2005 MSA obligations) the Company had no payment obligations under the MSA. Vector Tobacco accrued $2,091, $260 and $5,633 for its estimated MSA obligations as of December 31, 2008, 2007, and 2006, respectively. In April 2007 Vector Tobacco paid $4,199 for their 2006 MSA obligation. Vector Tobacco expensed $4,350 for their estimated MSA obligation for 2007 as part of cost of goods sold. Vector Tobacco prepaid $2,500 of its 2007 MSA obligations.
In March 2008, Vector Tobacco received the preliminary bill for its 2007 MSA obligation. The bill, adjusted for certain disputed amounts was approximately $154 lower than the amount accrued at December 31, 2007, due primarily to higher than expected industry volume.
Adjusting for the preliminary bill, Vector Tobacco’s 2007 estimated expense for its MSA obligation was $4,196 rather than the estimated $4,350 recorded for the year ended December 31, 2007. This adjustment was recorded in 2008 as a reduction of MSA expense in cost of goods sold.
Vector Tobacco has expensed $3,980 for its estimated MSA obligation for 2008, net of the 2007 adjustment noted above, as part of cost of goods sold. Vector Tobacco prepaid $2,000 of its 2008 estimated MSA obligation in December 2008 and expects to pay an additional approximately $1,100 in April 2008, after withholding certain disputed amounts.
Under the payment provisions of the MSA, the Participating Manufacturers are required to pay a base annual amount of $9,000,000 in 2009 and each year thereafter (subject to applicable adjustments, offsets and reductions). These annual payments are allocated based on unit volume of domestic cigarette shipments. The payment obligations under the MSA are the several, and not joint, obligations of each Participating Manufacturer and are not the responsibility of any parent or affiliate of a Participating Manufacturer.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
In March 2006, an independent economic consulting firm selected pursuant to the MSA rendered its final and non-appealable decision that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers for 2003. The economic consulting firm rendered the same decision with respect to 2004 and 2005. As a result, the manufacturers are entitled to a potential NPM Adjustment to their 2003, 2004, and 2005 MSA payments. A Settling State that has diligently enforced its qualifying escrow statute in that year may be able to avoid application of the NPM Adjustment to the payments made by the manufacturers for the benefit of that state or territory.
Since April 2006, notwithstanding provisions in the MSA requiring arbitration, litigation has been filed in 49 Settling States over the issue of whether the application of the NPM Adjustment for 2003 is to be determined through litigation or arbitration. These actions relate to the potential NPM Adjustment for 2003, which the independent auditor under the MSA previously determined to be as much as $1,200,000 for all Participating Manufacturers. To date, all 48 courts that have decided the issue have ruled that the 2003 NPM Adjustment dispute is arbitrable and 44 of those decisions are final. In response to a proposal from each of the OPMs and many of the SPMs, 45 of the Settling States have entered into an agreement providing for a nationwide arbitration of the dispute with respect to the NPM Adjustment for 2003. The agreement provides for selection of the arbitration panel beginning October 1, 2009 and that the parties and the arbitrators will thereafter establish the schedule and procedures for the arbitration. The agreement also provides for a partial liability reduction for the potential 2003 NPM adjustment of up to 20% for Settling States that entered into the agreement by January 30, 2009. It is anticipated that the arbitration will begin in 2010. There can be no assurance that Vector Tobacco will receive any adjustment as a result of these proceedings.
Vector Tobacco has withheld from payment $1,434 and $337 from its estimated 2006 and 2005 MSA obligations, respectively. These amounts have been fully accrued except $185 in accumulated interest. Vector Tobacco paid approximately $200 into the disputed payments account for the 2007 NPM Adjustment.
Gross v. Net Calculations. In October 2004, the independent auditor notified Vector Tobacco and all other Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been recalculated using “net” unit amounts, rather than “gross” unit amounts (which had been used since 1999). The change in the method of calculation could, among other things, require additional MSA payments by Vector Tobacco of approximately $2,400, including interest, for 2001 through 2008, and require additional amounts in future periods because the proposed change from “gross” to “net” units would serve to lower Vector Tobacco’s market share exemption under the MSA.
Vector Tobacco has objected to this retroactive change and has disputed the change in methodology. Liggett contends that the retroactive change from using “gross” to “net” unit amounts is impermissible for several reasons, including:
•	use of “net” unit amounts is not required by the MSA (as reflected by, among other things, the use of “gross” unit amounts through 2005);

•	such a change is not authorized without the consent of affected parties to the MSA;

•	the MSA provides for four-year time limitation periods for revisiting calculations and determinations, which precludes recalculating Liggett’s 1997 Market Share (and thus, Liggett’s market share exemption); and

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
•	Vector Tobacco and others have relied upon the calculations based on “gross” unit amounts since 1998.
No amounts have been expensed or accrued in the accompanying consolidated financial statements for any potential liability relating to the “gross” versus “net” dispute.
QUEST 3. Vector Tobacco does not make MSA payments on sales of its QUEST 3 product as Vector Tobacco believes that QUEST 3 does not fall within the definition of a cigarette under the MSA. There can be no assurance that Vector Tobacco’s assessment is correct and that additional payments under the MSA for QUEST 3 will not be owed.
Other Matters
Vector Tobacco’s management is unaware of any material environmental conditions affecting its existing facilities. Vector Tobacco’s management believes that current operations are conducted in material compliance with all environmental laws and regulations and other laws and regulations governing cigarette manufacturers. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, earnings or competitive position of Vector Tobacco. Vector Tobacco’s management is also unaware of any other claims that would materially affect the Company’s financial position, results of operations or cash flows.
In February 2008 an arbitration panel ruled on certain matters related to outstanding royalty payments, legal fees and licensing agreements between Vector Tobacco and a third party. The awards were fully accrued at December 31, 2007 and paid in 2008.
14. Legislation and Regulation
Federal or state regulators may object to Vector Tobacco’s low nicotine and nicotine-free cigarette products and reduced risk cigarette products as unlawful or allege they bear deceptive or unsubstantiated product claims, and seek the removal of the products from the marketplace, or significant changes to advertising. Various concerns regarding Vector Tobacco’s advertising practices have been expressed to Vector Tobacco by certain state attorneys general. Allegations by federal or state regulators, public health organizations and other tobacco manufacturers that Vector Tobacco’s products are unlawful, or that its public statements or advertising contain misleading or unsubstantiated health claims or product comparisons, may result in litigation or governmental proceedings. Vector Tobacco’s business may become subject to extensive domestic and international governmental regulation. Various proposals have been made for federal, state and international legislation to regulate cigarette manufacturers generally, and reduced constituent cigarettes specifically. It is possible that laws and regulations may be adopted covering issues like the manufacture, sale, distribution, advertising and labeling of tobacco products as well as any express or implied health claims associated with reduced risk and low nicotine and nicotine-free cigarette products and the use of genetically modified tobacco. A system of regulation by agencies like the FDA, the Federal Trade Commission (“FTC”) or the United States Department of Agriculture may be established. The FTC has expressed interest in the regulation of tobacco products which bear reduced carcinogen claims. Recently, legislation was reintroduced in Congress providing for the regulation of cigarettes by the FDA. The ultimate outcome of any of the foregoing cannot be predicted, but any of the foregoing could have a material adverse impact on the Company.
Vector Tobacco’s management believes that it is in compliance in all material respects with the laws regulating cigarette manufacturers.
15. Related Party Transactions
In October 2002, the sales and marketing functions of Liggett and Vector Tobacco were combined into Liggett Vector Brands. Liggett Vector Brands coordinates and executes the sales, marketing and

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
manufacturing efforts along with certain support functions for all of the Company’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to the Company. During 2008, 2007 and 2006, Vector Tobacco expensed $3,512, $3,418 and $3,155, respectively, for services provided by Liggett Vector Brands. These expenses have been classified as selling, general and administrative costs.
In 2006, Vector Tobacco entered into an agreement with VGR to provide various management and administrative services to Vector Tobacco in consideration for an annual management fee. The charges for services under this agreement amounted to $500 for each year ending December 31 2008, 2007 and 2006.
Vector Tobacco records compensation expense and contributed capital for certain costs allocated to it by Vector. Such costs are associated with Vector non-qualified stock options issued to Vector Tobacco employees. Vector Tobacco recognized compensation expense within selling, general and administrative expenses of $129 under this arrangement during 2006.
Vector Tobacco and Liggett are parties to a services agreement whereby Liggett provides advisory, administrative and other services as requested by Vector Tobacco. Under the terms of the agreement, Vector Tobacco is obligated to reimburse Liggett for costs incurred. During 2006, Vector Tobacco paid Liggett approximately $156, for items such as machinery and equipment, rent and utilities, certain raw materials, marketing costs and advisory and administrative services under the aforementioned services agreement.
On January 1, 2004 Vector Tobacco entered into a manufacturing agreement (the “Agreement”) with Liggett whereby Liggett agreed to provide handling, storage, manufacturing, preparation, record-keeping, remittance of federal excise tax payments, processing of returns and other services relating to the manufacture of Vector Tobacco brands. The Agreement expired December 31, 2005, but is automatically renewed for a successive one year term unless otherwise terminated by either party. Pricing is set forth in the Agreement based on previously determined standard costs and invoices are sent to Vector Tobacco monthly. In 2008, 2007 and 2006, Vector Tobacco purchased approximately 1.1 billion, 1.2 billion and 1.3 billion units, respectively, from Liggett and paid $34,557, $32,845 and $38,529, respectively, which included profit of $1,158, $1,028 and $1,190, respectively, to Liggett.
Vector Tobacco incurred additional expenses of approximately $1, $3,570, and $3,387 in 2008, 2007 and 2006, respectively, for transactions with VGR and Vector, which primarily reflects interest payments on the revolving demand promissory note and reimbursement of amounts paid on behalf of Vector Tobacco.
Vector Tobacco has a related party payable to Liggett of $300, and $240 at December 31, 2008 and 2007, respectively, relating to the contract manufacturing agreement.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
Related party payables for each year ended consisted of the following:

	2008	2007
Liggett	$4,362	$2,998
Vector	(873)	—
Liggett Vector Brands	2,617	3,322

	$6,106	$6,320

16. Restructuring

		Asset Impairment
	Employee	Contract
	Severance	Termination,
	and Benefits	and Exit Cost	Totals
Balance as of December 31, 2005	72	140	212

Restructuring charges	484	2,180	2,664
Change in estimate	(11)	(3)	(14)
Utilized in 2006	(61)	(1,894)	(1,955)

Balance as of December 31, 2006	484	423	907

Change in estimate	(71)	(12)	(83)
Utilized in 2007	(343)	(351)	(694)

Balance as of December 31, 2007	70	60	130

Change in estimate	(14)	(4)	(18)
Utilized in 2008	(56)	(10)	(66)

Balance as of December 31, 2008	$—	$46	$46

During April 2004, Liggett Vector Brands adopted a restructuring plan in its continuing effort to adjust the cost structure of the business and improve operating efficiency. As part of the plan, Liggett Vector Brands eliminated 83 positions and consolidated operations, subletting its New York office space and relocating several employees.
On October 6, 2004, Vector announced an additional plan to further restructure the operations of Liggett Vector Brands, its sales, marketing and distribution agent for its Liggett and Vector Tobacco subsidiaries. Liggett Vector Brands has realigned its sales force and adjusted its business model to more efficiently serve its chain and independent accounts nationwide. Liggett Vector Brands is seeking to expand the portfolio of private and control label partner brands by utilizing a pricing strategy that offers long-term list price stability for customers. In connection with the restructuring, the Company eliminated approximately 330 full-time positions and 135 part-time positions as of December 15, 2004.

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
In November 2006, Vector’s Board of Directors determined to discontinue the genetics operation of Vector Tobacco and not to pursue, at this time, FDA approval of QUEST as a smoking cessation aid, due to the projected significant additional time and expense involved in seeking such approval. In connection with this decision, the Company eliminated 12 full-time positions effective December 31, 2006. In addition, the Company terminated certain license agreements associated with the genetics operation. Notwithstanding the foregoing, Vector Tobacco is continuing its dialogue with the FDA with respect to the prospects for phase III trials. Vector Tobacco will continue to evaluate whether to proceed with phase III trials. As a result of these actions, the Company recognized pre-tax restructuring and inventory impairment charges of approximately $2,664 during the fourth quarter of 2006. The restructuring charges include $484 relating to employee severance and benefit costs, $338 for contract termination and other associated costs, approximately $952 for asset impairment and $890 in inventory write-offs. Approximately $1,840 of these charges represents non-cash items.
17. Stock Compensation
The Company’s parent, Vector, offers stock option plans. As of December 31, 2008, there were approximately 5,175,000 shares available for issuance under Vector’s Amended and Restated 1999 Long-Term Incentive Plan (the “1999 Plan”). All employees of Vector’s subsidiaries are eligible to receive grants under such plans. Although Vector Tobacco has no employees it received a stock compensation expense allocation from Liggett Vector Brands of $43, $15, and $168 for the years ended December 31, 2008, 2007, and 2006, respectively. These amounts have been recorded in selling, general and administrative cost in the Company’s consolidated statement of operations. As of December 31, 2008 Liggett Vector Brands has employees with 718,949 options outstanding.
The fair value of option grants is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price characteristics which are significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based compensation awards.
The assumptions used under the Black-Scholes option pricing model in computing fair value of options are based on the expected option life considering both the contractual term of the option and expected employee exercise behavior, the interest rate associated with U.S. Treasury issues with a remaining term equal to the expected option life and the expected volatility of Vector’s common stock over the expected term of the option. There were no option grants during 2008 or 2007. The assumptions used by Vector for the year ended December 31, 2006 were as follows:

2006
Risk-free interest rate	4.9%-5.0%
Expected volatility	38.17% - 40.52%
Dividend yield	9.96% - 10.03%
Expected holding period	6 - 6.75 years
Weighted average fair value	$2.14 - $2.50

Vector Tobacco Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(in thousands of dollars)
Awards of options to employees under the VGR’s stock compensation plans generally vest over periods ranging from four to five years and have a term of ten years from the date of grant.
In November 2005, the President of Liggett and Liggett Vector Brands was awarded a restricted stock grant of 55,125 shares of Vector’s common stock pursuant to the 1999 Plan. Pursuant to his restricted share agreement, one-fourth of the shares vested on November 1, 2006, with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through November 1, 2009. In the event his employment with Vector is terminated for any reason other than his death, his disability or a change of control (as defined in his restricted share agreement) of Vector, any remaining balance of the shares not previously vested will be forfeited by him. Vector recorded deferred compensation of $1,018 representing the fair market value of the restricted shares on the date of grant. Vector Tobacco recorded an expense of $25 associated with the grant for each of the years ended December 31, 2008, 2007 and 2006. These amounts have been recorded in selling, general and administrative cost in the Company’s consolidated statement of operations.

Schedule II — Valuation and Qualifying Accounts

		Additions
	Balance at	Charged to		Balance at
	Beginning	Costs and		End of
	of Period	Expenses	Deductions	Period
Description
Year ended December 31, 2008
Allowance for:
Doubtful accounts	$5	$—	$—	$5
Cash discounts	8	1,817	1,815	10
Deferred tax valuation allowance	138,882	—	4,300	134,582
Sales returns	1,100	277	377	1,000

Total	$139,995	$2,094	$6,492	$135,597

Year ended December 31, 2007
Allowance for:
Doubtful accounts	$5	$—	$—	$5
Cash discounts	28	2,455	2,475	8
Deferred tax valuation allowance	139,813	(931)	—	138,882
Sales returns	1,094	426	420	1,100

Total	$140,940	$1,950	$2,895	$139,995

Year ended December 31, 2006
Allowance for:
Doubtful accounts	$5	$—	$—	$5
Cash discounts	40	3,193	3,205	28
Deferred tax valuation allowance	133,420	6,393	—	139,813
Sales returns	1,599	—	505	1,094

Total	$135,064	$9,586	$3,710	$140,940